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                                   Exhibit 99


Contact: Barry S. Kaplan                        Brent R. Earlewine
                  Barry Kaplan Associates       Nocopi Technologies, Inc.
                  email:  smallkap@aol.com      (610) 834-9600, ext. 17
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                              FOR IMMEDIATE RELEASE

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NOCOPI TECHNOLOGIES, INC. Signs 4 Year Extension for an Exclusive License
Agreement with Computer Imaging Supplies (CIS), a Division of Nashua
Corporation.


         West Conshohocken, Pa. April 18, 2002 - PRNewswire. Nocopi Technologies, Inc. (OTC Bulletin Board: NNUP), a well-known company in the business of developing solutions against counterfeiting, product diversion, document security, and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products), is pleased to announce the extension of a 4 year exclusive license agreement in the arena of Secure Retail Cash Register Receipts.

         NoCopi Technologies, Inc. has enjoyed a long-term relationship with Computer Imaging Supplies, a firm dedicated to the promotion and sale of secure ink technologies and implementations. CIS recently announced the sale of their firm to Nashua Corporation, (NYSE: NSH) and the subsequent creation of a new Security Group Division within Nashua Corporation to be headed by the President of CIS, Peter Morello.

         Based upon the sales growth related to the existing contract with CIS, NoCopi Technologies extended the license contract to a term of 4 years and allowed the new owners, Nashua Corporation, to retain the rights to sell the NoCopi solutions. As part of the license agreement, the newly formed division of Nashua is expected to meet yearly sales goals in exchange for market exclusivity in the application of Rub & Reveal inks on secure retail cash register receipts in United States of America. To date, CIS has annually doubled sales of the Rub & Reveal ink solution for each year of the contract.

         "NoCopi Technologies is excited by the continued year after year success of our partnership with CIS. We look forward to the opportunities and resources that Nashua brings to the table and our mutual growth plans in this market space. In addition to expanding the market presence of our patent protected inks, our relationship with CIS, and in the future, Nashua Corporation, has been mutually beneficial in terms of real business realized and expansion into new vertical applications for our technologies," said Brent Earlewine, VP of Worldwide Sales for NoCopi.

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         Each year, NoCopi Technologies and CIS have engaged in joint promotion of the secure cash register receipt solution (marketed under the name of Scratch & Secure by CIS) at two main industry trade shows as well as in print publication advertisements. The Scratch & Secure solution is sold to several leading national retail companies to help alleviate cash register receipt fraud. More information can be found on NoCopi's completely re-vamped web site at www.NoCopi.com.
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         In related news, NoCopi Technologies has successfully launched a new sales initiative called the "Silent Witness" Document Security Dealer program. This program allows for the resale of NoCopi's patented security paper products through a national network of independent office supplies dealers and distributors. This initiative is one of several aimed at revitalizing the company's sales efforts.

         Other business growth efforts completed by NoCopi include the hiring of sales agents in major markets across the US - Chicago IL, Orlando FL & Pittsburgh PA. Each sales agent will be focused on specific territory and vertical market accounts.

Computer Imaging Supplies, a division of Nashua Corporation, is headquartered in Plymouth, MA and is in the business of providing secure retail cash register receipt solutions, document security products and printing supplies.

NoCopi Technologies, Inc. was founded in 1984 and is based in West Conshohocken, Pennsylvania. The Company is engaged in the business of developing solutions against counterfeiting and product diversion, and for document security and authentication via patented technologies (including invisible inks, color changing inks, reactive thread and document security paper products).



FORWARD-LOOKING INFORMATION

The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks and uncertainties (a summary of which may be found in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2001 under the caption "Risk Factors"). Actual results may differ materially from such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results (expressed or implied) will not be realized.